As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2463898
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Alphatec Holdings, Inc.

1950 Camino Vida Roble

Carlsbad, California 92008

(Address of Principal Executive Offices) (Zip Code)

Alphatec Holdings, Inc. 2026 Employee Stock Purchase Plan

Alphatec Holdings, Inc. 2026 Equity Incentive Plan

(Full Title of the Plan)

Tyson E. Marshall, Esq.

General Counsel and Secretary

Alphatec Holdings, Inc.

1950 Camino Vida Roble

Carlsbad, California 92008

(Name and Address of Agent for Service)

(760) 431-9286

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Joshua E. Little, Esq.

Dentons Durham Jones Pinegar P.C.

192 E. 200 N., Third Floor

St. George, Utah 84770

(435) 674-0400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers the offer and sale of (i) up to 2,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), of Alphatec Holdings, Inc. (the “Company”) that may be issued to participants pursuant to the Alphatec Holdings, Inc. 2026 Employee Stock Purchase Plan (the “Purchase Plan”), and (ii) up to 12,000,000 shares of Common Stock that may be issued to participants pursuant to the Alphatec Holdings, Inc. 2026 Equity Incentive Plan (the “Equity Plan,” and, together with the Purchase Plan, the “Plans”).

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement for offers of Common Stock pursuant to the Purchase Plan and the Equity Plan. The documents containing the information specified in Part I will be delivered to the participants in the Purchase Plan and the Equity Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Company does not need to file these documents with the Commission either as a part of this Registration Statement or in a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Commission, the information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement or in a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

•
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 24, 2026;
•
The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 5, 2026;
•
The Company’s Current Reports on Form 8-K filed with the Commission on January 12, 2026, February 24, 2026, March 3, 2026, May 5, 2026 and June 11, 2026;
•
The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2026; and
•
The description of the Company’s Common Stock contained in the Company’s Annual Report on Form 10-K (File No. 000-52024), filed with the Commission on March 17, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as directors or officers to a corporation. The indemnity may cover expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as directors and officers, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Company has adopted provisions in its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that limit or eliminate the personal liability of directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for: (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person. The Company’s Amended and Restated Bylaws also provide that the Company shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition upon delivery of an undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification. The Company may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against such person and incurred in such capacity, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of the Company’s board of directors to the maximum extent allowed under Delaware law.

The Company maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on June 11, 2026.

ALPHATEC HOLDINGS, INC.

By:	/s/ Patrick S. Miles
Patrick S. Miles
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Alphatec Holdings, Inc. (the “Company”), hereby severally constitute and appoint Patrick S. Miles and J. Todd Koning, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ Patrick S. Miles Patrick S. Miles	Chairman and Chief Executive Officer (Principal Executive Officer)	June 11, 2026

/s/ J. Todd Koning J. Todd Koning	EVP, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2026

/s/ Mortimer Berkowitz III Mortimer Berkowitz III	Director	June 11, 2026

/s/ Quentin Blackford Quentin Blackford	Director	June 11, 2026

/s/ DAVE DEMSKI Dave Demski	Director	June 11, 2026

/s/ Karen McGinnis Karen McGinnis	Director	June 11, 2026

/s/ David Pelizzon David Pelizzon	Director	June 11, 2026

/s/ KEITH VALENTINE Keith Valentine	Director	June 11, 2026

INDEX TO EXHIBITS FILED WITH FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
5.1	Opinion of Dentons Durham Jones Pinegar P.C.	X

10.1*	2026 Equity Incentive Plan		Form 8-K (Exhibit 10.1)	06/11/26	000-52024

10.2*	2026 Employee Stock Purchase Plan		Form 8-K (Exhibit 10.2)	06/11/26	000-52024

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP	X

23.2	Consent of Dentons Durham Jones Pinegar P.C. (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page)	X

107	Filing Fee Table	X